Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES FIRST QUARTER 2013 RESULTS
DALLAS, April 19, 2013-Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2013 results and increased its guidance for full-year 2013 adjusted earnings per share.
Executive Summary

•
First quarter 2013 net sales of $5.3 billion increased 1 percent compared to the year-ago period. Organic sales rose 3 percent, including increases of 6 percent in North American consumer tissue and 5 percent in K-C International. Organic sales exclude the impact of changes in foreign currency rates and lost sales as a result of European strategic changes and pulp and tissue restructuring actions.

•	Diluted net income per share for the first quarter of 2013 was $1.36 versus $1.18 in 2012.

•
First quarter adjusted earnings per share were an all-time record $1.48 in 2013 compared to $1.24 in the prior year. The improvement was driven by organic sales growth, cost savings and higher other income, partially offset by input cost inflation, increased marketing, research and general spending and a higher effective tax rate. First quarter 2013 and estimated full-year 2013 adjusted earnings per share exclude restructuring costs for European strategic changes and a balance sheet remeasurement charge due to the February 2013 devaluation of the Venezuelan bolivar. Adjusted earnings per share in the first quarter of 2012 exclude costs for pulp and tissue restructuring actions.

•	Adjusted earnings per share in 2013 are anticipated to be $5.60 to $5.75 versus the company's previous target of $5.50 to $5.65.
Chairman and Chief Executive Officer Thomas J. Falk said, “We are off to an excellent start to the year. We achieved solid organic sales growth compared to a strong year-ago result, including benefits from targeted growth initiatives and product innovations. We improved adjusted gross margin by 140 basis points and adjusted operating profit margin by 200 basis points. We delivered all-time record adjusted earnings per share, reflecting continued momentum in K-C International, $85 million of cost savings from our ongoing FORCE program and above-plan volume growth in North American consumer tissue. Finally, we improved cash flow and returned $0.8 billion to shareholders through dividends and share repurchases. As a result of our strong first quarter performance, we are raising our full-year outlook for adjusted earnings per share while we continue to invest for long-term success. We are optimistic about our plans and believe that execution of our Global Business Plan strategies will generate attractive returns to shareholders.”

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First Quarter 2013 Operating Results
Sales of $5.3 billion in the first quarter of 2013 were up 1 percent compared to the year-ago period. Organic sales rose 3 percent, with increased sales volumes of 2 percent and higher net selling prices of 1 percent. Foreign currency exchange rates were unfavorable by 1 percent and lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 1 percent.
Operating profit was $783 million in the first quarter of 2013, up 12 percent from $700 million in 2012. Adjusted operating profit was $850 million in the first quarter of 2013, up 16 percent compared to $735 million in the year-ago period. Adjusted results in 2013 exclude a $36 million charge for the remeasurement of the local currency-denominated balance sheet due to the February 2013 devaluation of the Venezuelan bolivar and $31 million of restructuring costs for European strategic changes. Adjusted results in 2012 exclude $35 million of costs for pulp and tissue restructuring actions.
The increase in year-over-year adjusted operating profit included benefits from organic sales growth and $85 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program. Input costs were $35 million higher overall versus 2012, with $15 million of higher fiber costs, a $10 million increase for other raw materials and $10 million of higher distribution costs. Overall marketing, research and general expenses increased versus the year-ago period, driven by higher administrative costs, while strategic marketing was down slightly compared to a high level of spending in the year-ago period.
Other (income) and expense, net was $12 million of expense in the first quarter of 2013 and $8 million of expense in the prior year. Current period results were negatively impacted by the previously-mentioned balance sheet remeasurement charge due to the February 2013 devaluation of the Venezuelan bolivar, partially offset by a gain on the sale of some non-core assets.
The first quarter effective tax rate was 30.9 percent in 2013 and 29.2 percent in 2012. The first quarter adjusted effective tax rate, which excludes the effects of the previously mentioned items excluded from adjusted earnings per share calculations, was 30.8 percent in 2013, consistent with the full-year target for a rate in the 30 to 32 percent range. The first quarter 2012 adjusted effective tax rate was 29.3 percent.
Kimberly-Clark's share of net income of equity companies in the first quarter of 2013 was $53 million compared to $39 million in 2012. At Kimberly-Clark de Mexico, S.A.B. de C.V., results benefited from solid organic sales growth, increased operating profit margin and a stronger Mexican peso.
Cash Flow and Balance Sheet
Cash provided by operations in the first quarter of 2013 was $607 million compared to $585 million in the prior year. First quarter defined benefit pension contributions totaled $55 million in 2013 and $45 million in 2012.
Capital spending for the first quarter was $274 million in 2013 and $259 million in 2012. Kimberly-Clark continues to expect full-year 2013 spending in a range of $1.0 to $1.1 billion. First quarter 2013 share repurchases were 5.5 million shares at a cost of $500 million and the full-year target continues to be

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$1.0 to $1.2 billion. Total debt and redeemable securities was $7.0 billion at March 31, 2013 compared to $6.7 billion at the end of 2012.
First Quarter 2013 Business Segment Results
Personal Care Segment
First quarter sales of $2.4 billion increased 1 percent. Organic sales volumes rose 3 percent and net selling prices improved 1 percent. Lost sales as a result of European strategic changes reduced sales volumes by 2 percent and currency rates were unfavorable by 1 percent. First quarter operating profit of $441 million increased 11 percent. The comparison benefited from organic sales growth, cost savings and higher production volumes, partially offset by input cost inflation, increased marketing, research and general expenses and unfavorable currency rates.
Sales in North America were even with the prior year, as higher net selling prices of 1 percent were offset by slightly lower sales volumes. Child care and adult care volumes rose high-single digits and mid-single digits, respectively, with market share gains and benefits from innovation. Huggies baby wipes volumes advanced low-single digits, while Huggies diaper volumes were down low-single digits. Feminine care volumes were off mid-single digits, with declines on Kotex Natural Balance products partially offset by gains on the U by Kotex brand.
Sales increased 4 percent in K-C International. Sales volumes were up 4 percent compared to 12 percent growth in the year-ago period. Net selling prices rose 2 percent, primarily in Latin America, and product mix advanced 1 percent, while currency rates were unfavorable by approximately 2 percent. Volumes improved in China, Russia, South Korea, Vietnam and throughout most of Latin America, partially offset by declines elsewhere, primarily in Australia and Venezuela.
Sales in Europe decreased 10 percent, including a 24 point negative impact from lost sales in conjunction with European strategic changes. Organic sales volumes rose 14 percent, driven by growth in non-branded offerings, Huggies baby wipes and child care products, and currency rates were favorable by 1 percent. Overall net selling prices were down approximately 2 percent.
Consumer Tissue Segment
First quarter sales of $1.7 billion increased 4 percent. Organic sales volumes improved 4 percent and net selling prices were up 1 percent. Lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales volumes by 1 percent. First quarter operating profit of $260 million increased 20 percent. The improvement included benefits from organic sales growth, cost savings, and lower marketing, research and general expenses, partially offset by input cost inflation.
Sales in North America were up 5 percent, including a 1 point negative impact from lost sales in conjunction with pulp and tissue restructuring actions. Organic sales volumes increased 6 percent, while changes in product mix reduced sales 1 percent. Kleenex facial tissue volumes improved at a low double-digit rate, reflecting a strong cold and flu season and market share gains. Paper towel volumes advanced high-single digits, including benefits from improved distribution levels and support behind the Viva

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brand. Bathroom tissue volumes were up mid-single digits, driven by growth on Cottonelle that included benefits from incremental promotion support and continued market share momentum.
Sales increased 2 percent in K-C International. Net selling prices increased approximately 5 percent, reflecting strategies to improve net realized revenue and profitability. Currency rates were unfavorable 2 percent and sales volumes were off 1 percent.
Sales in Europe increased 3 percent. Organic sales volumes rose 4 percent, driven by gains in bathroom tissue compared to a soft year-ago performance. Changes in product mix and currency exchange rates each benefited sales by 1 percent. Net selling prices were off 2 percent in a continued difficult environment and lost sales from European strategic changes reduced sales by 1 percent.
K-C Professional (KCP) Segment
First quarter sales of $0.8 billion decreased 1 percent. Sales volumes were down 1 percent and currency exchange rates were unfavorable 1 percent, while the combined impact of higher net selling prices and changes in product mix improved sales by 1 percent. First quarter operating profit of $143 million increased 14 percent, driven by cost savings.
Sales in North America fell 1 percent, mostly due to lower volumes. Safety product volumes were down, including the impact of exiting certain lower-margin offerings, mostly offset by a low-single digit increase in washroom products.
Sales increased 1 percent in K-C International. Net selling prices rose 2 percent and sales volumes were up 1 percent, while currency rates were unfavorable by 2 percent.
Sales in Europe decreased 2 percent. Organic sales volumes were down 2 percent, primarily due to declines in Southern Europe where economic conditions remain difficult, and lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes 1 percent. The combined impact of changes in net selling prices and currency rates improved sales by 1 percent.
Health Care Segment
First quarter sales of $0.4 billion decreased 2 percent. Sales volumes were off 2 percent and currency rates were unfavorable 1 percent, while changes in product mix improved sales 1 percent. First quarter operating profit of $44 million decreased 17 percent. The decline was driven by higher manufacturing costs and increased marketing, research and general expenses, partially offset by cost savings.
Surgical and infection prevention volumes were down low-single digits, as declines in exam gloves and surgical products were mostly offset by increased sales of face masks. Medical device volumes were even with year-ago levels.
2013 Outlook - Update
Adjusted earnings per share for 2013 are expected to be $5.60 to $5.75, up 7 to 10 percent compared to adjusted earnings per share of $5.25 in 2012. The previous target for 2013 adjusted earnings per share was $5.50 to $5.65 per share.

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Western and Central European Businesses Strategic Changes - Update
In October 2012, Kimberly-Clark decided to make strategic changes to its Western and Central European businesses in order to improve underlying profitability and to focus resources and investments on stronger market positions and growth opportunities that can deliver more sustainable returns. These changes include the exit of the diaper category in Western and Central Europe, with the exception of the Italian market, and the divestiture or exit of some lower-margin businesses in certain markets, mostly in the consumer tissue segment. To align its cost structure with these strategic decisions, Kimberly-Clark is streamlining its European manufacturing footprint and administrative organization.
Restructuring costs for these actions will be incurred through 2014 and are currently expected to total $300 to $350 million after tax ($350 to $400 million pre-tax). The previous estimate was for total costs of $250 to $350 million after tax ($300 to $400 million pre-tax). Cash costs are projected to be approximately 50 to 60 percent of the total charges, unchanged from prior estimates. The impacted businesses generated annual net sales of approximately $500 million and negligible operating profit. First quarter 2013 restructuring costs were $21 million after tax ($31 million pre-tax), bringing cumulative costs to $263 million after tax ($330 million pre-tax).
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items:

•
Balance sheet remeasurement charge due to devaluation of Venezuelan bolivar. In the first quarter of 2013, the company recorded a charge for the remeasurement of the local currency-denominated balance sheet due to the February 2013 devaluation of the Venezuelan bolivar. This charge was excluded from the calculation of the company's earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the three months ended March 31, 2013, and the estimated earnings per share and estimated effective tax rate, calculated in accordance with GAAP, for the full year 2013.

•
Western and Central Europe strategic changes and related restructuring charges. In October 2012, the company initiated strategic changes and a related restructuring in its Western and Central European businesses in order to improve underlying profitability and focus its resources on its strongest market positions and growth opportunities.  The restructuring is expected to be completed by December 31, 2014. Restructuring charges related to these strategic changes were excluded from the calculation of the company's earnings per share, calculated in accordance with GAAP, for the full year 2012, earnings and earnings per share,

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gross and operating profit and effective tax rate, calculated in accordance with GAAP, for the three months ended March 31, 2013, and the estimated earnings per share and estimated effective tax rate, calculated in accordance with GAAP, for the full year 2013.

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Pulp and tissue restructuring charges. In 2011 and 2012, the company executed pulp and tissue restructuring actions to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses. The restructuring actions were substantially completed by December 31, 2012, including the pending sale of a manufacturing facility that is expected to close in the second quarter of 2013. Pulp and tissue restructuring charges were excluded from the calculation of the company's earnings and earnings per share, gross and operating profit and the effective tax rate, calculated in accordance with GAAP, for the three months ended March 31, 2012, and earnings per share, calculated in accordance with GAAP, for the full year 2012.

In accordance with the SEC's requirements, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates and lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors' understanding of the company's performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company's ongoing results of operations. Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors' understanding of our businesses and our results of operations. Also, many

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financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 141-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the business outlook, including anticipated financial and operating results, the anticipated costs, scope, timing and financial and other effects of the Western and Central Europe strategic changes, marketing, research, innovation, capital and other spending and expenses, cost savings and reductions, dividends and share repurchases, the effective tax rate, raw material, energy and other input costs, sources and uses of cash, changes in finished product selling prices, market demand and economic conditions, anticipated currency rates and exchange risks, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company.

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There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2012 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended March 31
	2013	2012	Change
Net Sales	$5,318	$5,241	+1.5%
Cost of products sold	3,496	3,537	-1.2%
Gross Profit	1,822	1,704	+6.9%
Marketing, research and general expenses	1,027	996	+3.1%
Other (income) and expense, net	12	8	+50.0%
Operating Profit	783	700	+11.9%
Interest income	5	4	+25.0%
Interest expense	(67)	(71)	-5.6%
Income Before Income Taxes and Equity Interests	721	633	+13.9%
Provision for income taxes	(223)	(185)	+20.5%
Income Before Equity Interests	498	448	+11.2%
Share of net income of equity companies	53	39	+35.9%
Net Income	551	487	+13.1%
Net income attributable to noncontrolling interests	(20)	(19)	+5.3%
Net Income Attributable to Kimberly-Clark Corporation	$531	$468	+13.5%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.37	$1.19	+15.1%
Diluted	$1.36	$1.18	+15.3%
Cash Dividends Declared	$0.81	$0.74	+9.5%

Common Shares Outstanding	March 31
	2013	2012
Outstanding shares as of	384.7	391.4
Average diluted shares for three months ended	390.5	397.1

Unaudited

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended March 31, 2013
	As Reported	Charges for European Strategic Changes	Charge for Venezuelan Bolivar Devaluation	As Adjusted Non-GAAP
Cost of products sold	$3,496	$20	$—	$3,476
Gross profit	1,822	(20)	—	1,842
Marketing, research and general expenses	1,027	11	—	1,016
Other (income) and expense, net	12	—	36	(24)
Operating profit	783	(31)	(36)	850
Income before income taxes and equity interests	721	(31)	(36)	788
Provision for income taxes	(223)	10	10	(243)
Effective tax rate	30.9%	—	—	30.8%
Income before equity interests	498	(21)	(26)	545
Net income	551	(21)	(26)	598
Net income attributable to Kimberly-Clark Corporation	531	(21)	(26)	578
Diluted earnings per share	1.36	(0.05)	(0.07)	1.48

	Three Months Ended March 31, 2012
	As Reported	Charges for Pulp and Tissue Restructuring	As Adjusted Non-GAAP
Cost of products sold	$3,537	$35	$3,502
Gross profit	1,704	(35)	1,739
Marketing, research and general expenses	996	—	996
Other (income) and expense, net	8	—	8
Operating profit	700	(35)	735
Income before income taxes and equity interests	633	(35)	668
Provision for income taxes	(185)	11	(196)
Effective tax rate	29.2%	—	29.3%
Income before equity interests	448	(24)	472
Net income	487	(24)	511
Net income attributable to Kimberly-Clark Corporation	468	(24)	492
Diluted earnings per share	1.18	(0.06)	1.24

	Twelve Months Ended December 31, 2012
	As Reported	Charges for Pulp and Tissue Restructuring	Charges for European Strategic Changes	As Adjusted Non-GAAP
Net income attributable to Kimberly-Clark Corporation	$1,750	$(86)	$(242)	$2,078
Diluted earnings per share	4.42	(0.22)	(0.61)	5.25

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	March 31, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$1,109	$1,106
Accounts receivable, net	2,717	2,642
Inventories	2,364	2,348
Other current assets	524	493
Total Current Assets	6,714	6,589
Property, Plant and Equipment, Net	7,979	8,095
Investments in Equity Companies	428	355
Goodwill	3,328	3,337
Other Intangible Assets	234	246
Long-Term Note Receivable	395	395
Other Assets	668	856
TOTAL ASSETS	$19,746	$19,873

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,908	$1,115
Trade accounts payable	2,470	2,443
Accrued expenses	2,160	2,244
Dividends payable	313	289
Total Current Liabilities	6,851	6,091
Long-Term Debt	4,571	5,070
Noncurrent Employee Benefits	1,868	1,992
Other Liabilities	922	884
Redeemable Preferred and Common Securities of Subsidiaries	549	549
Stockholders' Equity
Kimberly-Clark Corporation	4,700	4,985
Noncontrolling interests	285	302
Total Stockholders' Equity	4,985	5,287
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,746	$19,873

March 31, 2013 data is unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended March 31
	2013	2012
Operating Activities
Net income	$551	$487
Depreciation and amortization	221	218
Stock-based compensation	30	13
Deferred income taxes	14	115
Net (gains) losses on asset dispositions	(13)	11
Equity companies' earnings in excess of dividends paid	(53)	(37)
Increase in operating working capital	(121)	(215)
Postretirement benefits	(55)	(3)
Other	33	(4)
Cash Provided by Operations	607	585
Investing Activities
Capital spending	(274)	(259)
Proceeds from dispositions of property	74	1
Investments in time deposits	—	(35)
Maturities of time deposits	20	43
Other	1	(1)
Cash Used for Investing	(179)	(251)
Financing Activities
Cash dividends paid	(289)	(277)
Change in short-term borrowings	335	386
Debt proceeds	59	309
Debt repayment	(38)	(417)
Cash paid on redeemable preferred securities of subsidiary	(7)	(7)
Proceeds from exercise of stock options	50	115
Acquisitions of common stock for the treasury	(486)	(438)
Other	(10)	(6)
Cash Used for Financing	(386)	(335)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(39)	22
Increase in Cash and Cash Equivalents	3	21
Cash and Cash Equivalents - Beginning of Year	1,106	764
Cash and Cash Equivalents - End of Period	$1,109	$785

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended March 31
	2013	2012	Change
NET SALES

Personal Care	$2,397	$2,367	+1.3%
Consumer Tissue	1,718	1,659	+3.6%
K-C Professional	793	797	-0.5%
Health Care	397	405	-2.0%
Corporate & Other	13	13	N.M.
TOTAL NET SALES	$5,318	$5,241	+1.5%

OPERATING PROFIT

Personal Care	$441	$399	+10.5%
Consumer Tissue	260	217	+19.8%
K-C Professional	143	125	+14.4%
Health Care	44	53	-17.0%
Corporate & Other(a)	(93)	(86)	N.M.
Other (income) and expense, net	12	8	+50.0%
TOTAL OPERATING PROFIT	$783	$700	+11.9%

(a)
For the three months ended March 31, 2013, Corporate & Other includes charges related to the European strategic changes of $31. For the three months ended March 31, 2012, Corporate & Other includes charges related to the pulp and tissue restructuring actions of $35.

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended March 31, 2013
	Total	Organic Volume	Restructuring Impact on Volume(a)	Total Volume	Net Price	Mix/ Other(b)	Currency

Consolidated	1.5	2	(1)	1	1	—	(1)
Personal Care	1.3	3	(2)	1	1	—	(1)
Consumer Tissue	3.6	4	(1)	3	1	—	—
K-C Professional	(0.5)	(1)	—	(1)	—	1	(1)
Health Care	(2.0)	(2)	—	(2)	—	1	(1)

(a) Lost volume related to the European strategic changes and pulp and tissue restructuring actions.
(b) Mix/Other includes rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2013

ESTIMATED FULL YEAR 2013 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$5.60	-	$5.75
Adjustment for charges related to European strategic changes	(0.26)	-	(0.13)
Adjustment for charge related to devaluation of Venezuelan bolivar	(0.07)		(0.07)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.27	-	$5.55

ESTIMATE FULL YEAR 2013 EFFECTIVE TAX RATE

Adjusted effective tax rate	30.0%	-	32.0%
Adjustment for charges related to European strategic changes	1.0	-	1.0
Adjustment for charge related to devaluation of Venezuelan bolivar	—	-	—
Effective tax rate	31.0%	-	33.0%

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

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